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                                                              EXHIBIT 26(D)(17)

GUARANTEED INSURABILITY OPTION FOR BUSINESS AGREEMENT
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 This agreement is a part of the        WILL EVIDENCE OF INSURABILITY BE
 policy to which it is attached and is  REQUIRED?
 subject to all its terms and
 conditions. This agreement is          No. We will not require evidence of
 effective as of the agreement          insurability for any new coverage
 effective date shown on the policy     layer added as a result of exercising
 data pages.                            an option.

 WHAT DOES THIS AGREEMENT PROVIDE?      WHEN WILL THE NEW COVERAGE LAYER BE
                                        EFFECTIVE?
 This agreement guarantees you the
 option to increase the face amount of  As long as the insured is alive on
 this policy, without providing         the Option Date, your exercise of the
 evidence of insurability. The          option to add an additional coverage
 increase in face amount will create a  layer is effective on the Option
 new coverage layer.                    Date. When we receive your written
                                        request in good order to add this
 This additional coverage layer will    additional coverage layer, we will
 be part of the policy to which this    process a policy change to add the
 agreement is attached and will be      new coverage layer to this policy. A
 subject to the underwritten risk       policy change transaction charge will
 class for this policy at the time      apply.
 this agreement was issued. If a
 coverage layer has been added since    WHEN DOES THE NEW COVERAGE LAYER
 issuance of the agreement at a more    BECOME INCONTESTABLE?
 favorable risk class than the base
 policy coverage amount, the new        The contestable and suicide period
 coverage layer will be subject to the  for any new coverage layer added as a
 more favorable risk class.             result of exercising an option will
                                        be measured from the effective date
 An additional coverage layer may be    of this agreement shown on the policy
 added on each option date shown on     data pages.
 the policy data pages (Option Date).
 All applicable charges apply. You      WHEN IS THIS AGREEMENT INCONTESTABLE?
 must exercise this option within the
 31-day period immediately before, or   If this agreement is issued on the
 the 31-day period immediately after,   same date as this policy, it will be
 an Option Date (Option Period). If     subject to the incontestability
 you do not exercise an option within   provision in this policy. If this
 the Option Period, you will lose the   agreement is issued at a date later
 right to add the additional coverage   than the policy, then this agreement
 layer without evidence of              will be contestable for two years
 insurability at this Option Date. If   from the effective date of this
 there are any remaining Option Dates   agreement, but only as to the
 shown on your policy data pages, you   evidence of insurability which we
 may exercise those options, without    required to issue this agreement at
 evidence of insurability when they     the later date.
 are available.
                                        WHAT IF THE INSURED IS TOTALLY
 ARE THERE ALTERNATE OPTION DATES?      DISABLED DURING AN OPTION PERIOD?

 No.                                    If the insured is totally disabled
                                        during an Option Period, you may
 WHAT IS THE CHARGE FOR THIS AGREEMENT? exercise your right to add a new coverage layer. However, if we are
 The charge for this agreement is       waiving the premiums or charges on
 shown on the policy data pages.        this policy because the insured is
                                        totally disabled the increase
 WHAT MUST YOU DO TO EXERCISE AN        available will be limited to one-half
 OPTION?                                of the maximum coverage layer amount
                                        shown on the policy data pages.
 You must notify us in writing that
 you are exercising your option to add  If any premiums are being applied as
 an additional coverage layer. You      a result of a waiver of premium
 must also send us a completed          agreement at the time you exercise
 application in good order for the new  your right under this agreement,
 coverage layer. Your written request   additional premiums relating to the
 must be sent within the Option Period  new coverage layer will also be
 allowed for each Option Date.          applied by us.

 WHAT IS THE AMOUNT OF THE NEW          If any charges are being waived as a
 COVERAGE LAYER?                        result of a waiver of charges
                                        agreement at the time you exercise
 You may select the amount of each      your right under this agreement,
 coverage layer available on the        charges relating to the new coverage
 Option Dates. The maximum amount for   layer will also be waived.
 any coverage layer is shown on the
 policy data pages. The minimum amount
 for any coverage layer is subject to
 the policy minimums for face
 increases.

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
ICC14-20017   Guaranteed Insurability Option for Business Agreement    Minnesota Life Insurance Company
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HOW WILL EXERCISING THIS OPTION
AFFECT OTHER AGREEMENTS ATTACHED TO
THIS POLICY?

If you exercise the option to add an
additional coverage layer and there
are any other agreements attached to
this policy, the benefits resulting
from those agreements will also apply
to the new coverage layer.

WHAT HAPPENS IF THE INSURED DIES
DURING THE OPTION PERIOD?

If the insured dies before the Option
Date and during the Option Period, a
new coverage layer will not be added
to your policy, even if you had
submitted a request to exercise an
option. Any paid charges for the new
coverage layer will be reversed.

If the insured dies on or after the
Option Date and during the Option
Period, a new coverage layer will be
added to your policy. The amount of
the new coverage layer will be the
maximum amount available on the
Option Date.

WHAT HAPPENS IF YOU DECLINE AN
INCREASE?

You may choose not to exercise your
right to increase your coverage on
any option date. If you do not
exercise an option as stated in this
agreement, you will be given an
opportunity to increase your coverage
at your next available Option Date

DOES THIS AGREEMENT HAVE
NONFORFEITURE VALUES OR LOAN VALUES?

No. This agreement does not have
nonforfeiture values or loan values.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

   (1) the last available Option Date;
       or

   (2) the date the policy is
       surrendered or terminated; or

   (3) the date we receive your
       written request to cancel this
       agreement; or

   (4) the date of the insured's death.

CAN THIS AGREEMENT BE REINSTATED?

Yes. This agreement can be reinstated
under the following conditions:

   (1) all of the reinstatement
       conditions stated in your
       policy have been satisfied; and

   (2) we receive written request from
       you; and

   (3) your request to reinstate is made
       prior to the end of the last
       available Option Period.

/s/ Gary R. Christensen  /s/ Christopher M. Hilger
        Secretary                  President